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                                                                      Exhibit 99









                         WENDY'S REPORTS SECOND QUARTER
                        SALES AND EPS ABOVE EXPECTATIONS

           MANAGEMENT RAISING 1999 BASE EPS GROWTH GOAL TO 18% TO 21%

         DUBLIN, Ohio (July 6, 1999) -- Wendy's International, Inc. (NYSE: WEN) today announced that sales for the second quarter, which ended on July 4, 1999, were stronger than expected.

- Average unit volumes (AUVs) at Wendy's(R) company restaurants in the United States increased about 10% and have increased for 38 consecutive months.

-    Same-store sales at Wendy's company units in the U.S. were up about 8%.

-    Tim Hortons' same-store sales in Canada were up about 10%.

         Management expects the robust sales and cost controls to produce better than planned second quarter earnings. On a preliminary basis, total diluted earnings per share for the second quarter are expected to be $0.39, a 15% increase from $0.34 reported a year ago. Total diluted EPS for the quarter is expected to include about $0.04 in asset gains from the sale of real estate, franchising and fees, compared to $0.02 in asset gains in the same quarter a year ago.

         Base EPS (total diluted EPS less asset gains) is expected to be $0.35 for the quarter, up about 21% from $0.29 in the same 13-week quarter a year ago. The reported Total EPS results for the second quarter a year ago included 14 weeks and $0.03 in EPS from the extra accounting week (see chart below).

         The Company will issue complete results for the quarter on July 28, 1999.

PRELIMINARY 1999 2ND QUARTER DILUTED EPS V. ACTUAL 1998

                           2Q 1999  2Q 1998 INCREASE
                           -------  ------- --------
Base EPS                    $0.35    $0.29    21%
Extra Week                     --    $0.03
Asset Gains                 $0.04    $0.02
-----------                 -----    -----    ---
Total EPS                   $0.39    $0.34    15%

         Due to the strong results year to date, management is raising its Base EPS growth goal for 1999 to a range of 18% to 21%, up from a previous range of 16% to 18%. Base EPS was $1.03 in 1998 excluding non-recurring charges. Total EPS for 1999 is expected to include a total of $0.06 to $0.07 in asset gains.

         "We are encouraged with the overall progress at Wendy's and Tim Hortons(R) and our ability to build on the positive momentum from the past two quarters," said Chairman, CEO and President Gordon F. Teter. "Our performance is attributable to improving restaurant operations, offering customers an array of quality products and

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executing effective marketing strategies. At the same time, we have made significant progress on long-term strategies to improve shareholder return."

         The Company continued to emphasize quality products and balanced marketing during the second quarter. Customers responded favorably during the quarter to Wendy's "Cheddar Lovers' Bacon Cheeseburger" and Super Value Menu promotions and the systemwide introduction of an iced cappuccino drink at Tim Hortons.

         In addition, Wendy's Service Excellence program is being expanded from the Western U.S. region to the rest of the U.S. and Canada.

         "Service Excellence has delivered significant incremental sales gains and improved speed of service at our pick-up windows in the Western region," said Teter. "We look forward to the positive sales and service impact in our other regions as we extend the program to company and franchise stores throughout North America."

         Domestic margins continued to improve in the second quarter, up an estimated 100 to 120 basis points from 16.6% a year ago, due to the strong sales and effective store-level productivity initiatives.

         "This will be the highest quarterly domestic margin at Wendy's in the past 10 years," said Chief Financial Officer Frederick R. Reed. "It is encouraging to deliver the margin expansion considering that store-level crew wages continue to be under pressure (up about 5.5% in the quarter compared to a year ago) due to the strong U.S. economy and delivered food costs were slightly higher than expected.

         "The margin performance is an important part of our strategic initiatives to improve return on invested capital," said Reed. "Our progress also includes repurchasing common shares and substantially completing our program to refinance with third-party lenders notes receivable held by the Company."

          Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies with $6.5 billion in systemwide sales during 1998. Wendy's Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third-largest quick-service hamburger restaurant chain with more than 5,300 units in the United States, Canada and other international markets. Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and baked goods restaurant chain in Canada. There are more than 1,700 Tim Hortons restaurants in North America.


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                          SAFE HARBOR UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

         Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

         Competition: The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, and type and quality of food. The Company and its franchisees compete with international, regional, and local organizations primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

         Economic, Market and Other Conditions: The quick-service restaurant industry is affected by changes in national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

         Importance of Locations: The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

         Government Regulation: The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination, and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

         Growth Plans: The Company plans to increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.


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         The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

         International Operations: The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

         Disposition of Restaurants: The disposition of company-operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The expectation of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

           Transactions to Improve Return on Investment: The Company owns several notes receivable issued by franchisees. The Company has entered into an agreement with a third party lender that permits the lender to contact franchisees, offer to refinance notes and enter into commitments to refinance such notes on or before March 31, 1999. The Company expects that a substantial portion of the notes will be refinanced. However, franchisees could decide to not refinance for various reasons, including changes in economic, credit market or other conditions, and the Company cannot require franchisees to refinance. In addition, the timing of refinancing transactions would be controlled by the lender and franchisees. As a result, there is no assurance as to when the Company could receive cash proceeds or realize income from refinancing transactions.

         The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

         Year 2000: The Company anticipates timely completion of its program to address year 2000 issues. However, if the new information systems are not implemented on a timely basis, modifications to existing systems cannot be accomplished on a timely basis, information technology resources do not remain available, or other unanticipated events occur, there would be adverse financial and operational effects on the Company. The amount of these effects cannot be ascertained at this time.

           Although the Company has not been informed of material year 2000 issues by third parties with which it has a material relationship or franchisees, there is no assurance that these entities will be year 2000 compliant on a timely basis. Unanticipated failures or significant delays in furnishing products or services by third parties or general public infrastructure service providers, or the inability of franchisees to perform sales reporting and financial management functions or to make timely payments to the Company or suppliers, could have a material adverse effect on results of operations, financial condition and/or liquidity.

         Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.





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